Artesyn Announces Closing And Settlement Of

              $75 Million Convertible Senior Subordinated Notes



    BOCA RATON, Fla., Aug. 28 /PRNewswire-FirstCall/ -- Artesyn Technologies,

Inc. (Nasdaq: ATSN), a world leader in providing advanced power conversion equipment and real-time subsystems to the communications industry, announced today the closing and settlement of the private placement of $75 million of

5.50% convertible senior subordinated notes ("Notes"), due August 15, 2010.

The Notes are convertible into Artesyn common stock at any time prior to maturity, unless previously redeemed or repurchased, at a conversion price of

$8.064 per share, which is equivalent to an initial conversion rate of approximately 124.0079 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances.

    The initial purchasers have also exercised their option to purchase an additional $15.0 million of the Notes for total gross proceeds of $90 million to Artesyn.

    The Company has used a portion of the net proceeds from this offering to fully repay its existing subordinated convertible note due January 2007 in the principal amount of $50 million. Non-recurring charges related to the debt extinguishment were approximately $3 million, net of applicable taxes.  The remainder of the net proceeds of the offering will be used for working capital and general corporate purposes.

    This announcement does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were offered only to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A.  Unless so registered, the Notes and any common stock issued upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.



SOURCE  Artesyn Technologies



    /CONTACT:  Pamela Rembaum, Director, Investor Relations, +1-561-451-1028,

or Richard Gerrity, Treasurer, +1-561-451-1017, both of Artesyn Technologies/

    /Web site:  http://www.artesyn.com /

    (ATSN)



CO:  Artesyn Technologies, Inc.

ST:  Florida

IN:  CPR

SU:  FNC